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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             COINMACH SERVICE CORP.

                                    ARTICLE I
                      NAME AND PRINCIPAL PLACE OF BUSINESS

         The name of the corporation is Coinmach Service Corp. (the "CORPORATION"). The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE II
                         PURPOSE, POWERS AND LIMITATIONS

          The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as in effect on the date hereof or as may be amended, the "GCL").

                                   ARTICLE III
                                  CAPITAL STOCK

SECTION 3.1 AUTHORIZED CLASSES OF CAPITAL STOCK

         The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is 201,000,000, divided into four classes as follows:

         100,000,000 shares of class A common stock with a par value of $0.01 per share (the "CLASS A COMMON STOCK");

         100,000,000 shares of class B common stock with a par value of $0.01 per share (the "CLASS B COMMON STOCK" and collectively with the Class A Common Stock, the "COMMON STOCK"); and

         1,000,000 shares of preferred stock with a par value of $0.01 per share (the "PREFERRED STOCK").

         The designations, preferences, rights and limitations in respect of the classes of stock of the Corporation, and of the authority with respect thereto expressly vested in the board of directors of the Corporation (the "BOARD OF DIRECTORS"), is as follows:

SECTION 3.2 COMMON STOCK

         3.2.1 GENERALLY.

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         (a) RIGHTS GENERALLY. Except as provided in this Amended and Restated
Certificate of Incorporation, all shares of Common Stock will be identical and entitle the holders thereof to the same rights and privileges.

         (b) CONVERSION OF OUTSTANDING COMMON STOCK. Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the GCL, each then outstanding share of the Corporation's common stock, par value $0.01 per share (the "OUTSTANDING COMMON STOCK," will be automatically reclassified as and converted into one fully paid and nonassessable share of Class B Common Stock without any further action taken by the Corporation or the holder or holders of such Outstanding Common Stock.

         3.2.2 DIVIDENDS.

         (a) RIGHT TO DIVIDENDS. Subject to the prior rights and preferences of the Preferred Stock, applicable law, the provisions set forth in this Amended and Restated Certificate of Incorporation and in any resolution of the Board of Directors of the Corporation, holders of Common Stock will be entitled to receive such dividends and other distributions in cash, property or Common Stock (or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), as and when declared by the Board of Directors from time to time out of any funds of the Corporation legally available for the payment thereof.

         All holders of Class A Common Stock will share equally amongst themselves on a per share basis in all dividends and other distributions. All holders of Class B Common Stock will share equally amongst themselves on a per share basis in all dividends and other distributions. Except as set forth in this Amended and Restated Certificate of Incorporation, (i) all shares of Common Stock will be equal in respect of rights to any dividends or other distributions, (ii) any dividends declared on Common Stock will be declared on all classes of Common Stock and will be payable at the same rate on all such classes, and (iii) all holders of Common Stock will share equally on a per share basis in all dividends and other distributions.

         Dividends on shares of Common Stock will not be cumulative.

         (b) DIVIDEND RIGHTS WITH RESPECT TO PERIODS ENDING ON OR PRIOR TO MARCH 31, 2007.

                  (i) PERIOD FROM THE DATE OF CONSUMMATION OF THE IPO TO DECEMBER 31, 2004. During the fiscal quarter ending March 31, 2005, the Corporation will pay cash dividends on each share of Class B Common Stock for the period commencing on the date of consummation of the IPO and ending on December 31, 2004, in an amount equal to, but not in excess of, the cash dividends that have been paid or will contemporaneously be paid for such period on each share of Class A Common Stock, PROVIDED HOWEVER that (i) no cash dividends will be paid on shares of Class B Common Stock with respect to such period unless cash dividends for such period have been or will contemporaneously be paid to each share of Class A Common Stock in an amount at least equal to the product of (x) (1) the number of days from the date of consummation of the IPO up to and including December 31, 2004 divided by (2) 360, and (y) $0.825 (PROVIDED that aggregate dividend payments made to each holder of Class A Common Stock with respect to all

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         shares of Class A Common Stock held by such holder may be rounded down to the nearest one-tenth of a cent) and (ii) the aggregate amount of cash dividends paid on shares of Class B Common Stock for such period may not exceed the product of (x) (1) the number of days from the date of consummation of the IPO up to and including December 31, 2004 DIVIDED BY (2) 360, and (y) $10.0 million.

                  (ii) FISCAL QUARTER ENDING MARCH 31, 2005 AND FISCAL YEAR ENDING MARCH 31, 2006. During the fiscal quarter ending June 30, 2006, the Corporation will pay cash dividends on each share of Class B Common Stock for the period from the beginning of the fiscal quarter ending March 31, 2005 to the end of the fiscal year ending March 31, 2006, in an amount equal to, but not in excess of, the cash dividends that have been paid or will contemporaneously be paid for such period on each share of Class A Common Stock, PROVIDED HOWEVER that (i) no cash dividends will be paid on shares of Class B Common Stock for such period unless cash dividends for such period have been or will contemporaneously be paid to holders of shares of Class A Common Stock in an aggregate amount at least equal to $1.03125 (PROVIDED that aggregate dividend payments made to each holder of Class A Common Stock with respect to all shares of Class A Common Stock held by such holder may be rounded down to the nearest one-tenth of a cent) and (ii) the aggregate amount of cash dividends paid on shares of Class B Common Stock for such period may not exceed $12.5 million.

                  (iii) FISCAL YEAR ENDING MARCH 31, 2007. During the fiscal quarter ending June 30, 2007, the Corporation will pay cash dividends on each share of Class B Common Stock for the fiscal year ending March 31, 2007, in an amount equal to, but not in excess of, the cash dividends that have been paid or will contemporaneously be paid for such period on each share of Class A Common Stock, PROVIDED HOWEVER that (i) no cash dividends will be paid on shares of Class B Common Stock for such period unless cash dividends with respect to such period have been or will contemporaneously be paid to holders of shares of Class A Common Stock in an aggregate amount at least equal to $0.825 (PROVIDED that aggregate dividend payments made to each holder of Class A Common Stock with respect to all shares of Class A Common Stock held by such holder may be rounded down to the nearest one-tenth of a cent) and (ii) the aggregate amount of cash dividends paid on shares of Class B Common Stock for such period may not exceed $10.0 million.

         (c) DIVIDEND RIGHTS WITH RESPECT TO FISCAL YEARS ENDING AFTER MARCH 31, 2007. If (i) cash dividends are paid on shares of Class A Common Stock for any fiscal quarter occurring during any fiscal year ending after March 31, 2007 and
(ii) the Corporation satisfies the Subordination Termination Provisions for such fiscal year, then the Corporation will during the first fiscal quarter immediately following such fiscal year pay an amount of cash dividends on each share of Class B Common Stock for such fiscal year equal to 105% (rounded down, if necessary, to the nearest one-tenth of a cent) of the sum of cash dividends that have been paid or are to be contemporaneously paid on a share of Class A Common Stock for all the fiscal quarters occurring during such fiscal year for which a Class A Common Stock cash dividend was paid.

         If (i) cash dividends are paid on shares of Class A Common Stock for any fiscal quarter occurring during any fiscal year ending after March 31, 2007 and (ii) the Corporation does not

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satisfy the Subordination Termination Provisions for such fiscal year, then the
Corporation will during the first fiscal quarter immediately following such fiscal year pay an amount of cash dividends on each share of Class B Common Stock for such fiscal year equal to the sum of cash dividends that have been paid or are to be contemporaneously paid on a share of Class A Common Stock for all the fiscal quarters occurring during such fiscal year for which a Class A Common Stock cash dividend was paid, PROVIDED HOWEVER, that (i) no cash dividends will be paid on shares of Class B Common Stock for such fiscal year unless cash dividends with respect to such fiscal year have been or will contemporaneously be paid to holders of shares of Class A Common Stock in an aggregate amount at least equal to $0.825 (PROVIDED that aggregate dividend payments made to each holder of Class A Common Stock with respect to all shares of Class A Common Stock held by such holder may be rounded down to the nearest one-tenth of a cent) and (ii) the aggregate amount of cash dividends paid on shares of Class B Common Stock for such fiscal year may not exceed $10.0 million.

         Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, following satisfaction by the Corporation of the Subordination Termination Conditions for any fiscal year ending after March 31, 2007, the Subordination Termination Conditions shall be deemed to have been satisfied for such fiscal year and shall not apply to any subsequent fiscal year.

         (d) SUBORDINATION TERMINATION CONDITIONS. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the "Subordination Termination Conditions" will not apply in any manner whatsoever to any fiscal year other than the fiscal years ended March 31, 2008 and March 31, 2009. For either fiscal year, the "Subordination Termination Conditions" will not be satisfied if (i) the Consolidated EBITDA of the Corporation for such fiscal year was less than $165.0 million or (ii) the Leverage Ratio of the Corporation for such fiscal year was greater than 4.5 to 1.0.

         (e) WAIVER OF CASH DIVIDENDS BY HOLDERS OF CLASS B COMMON STOCK. Holders of a majority of then outstanding shares of Class B Common Stock, voting as a single class, may at any time waive the rights of all holders of outstanding shares of Class B Common Stock to all or any portion of cash dividends to which they are entitled pursuant to SECTION 3.2.2(B) and SECTION 3.2.2(C).

         (f) DIVIDENDS PAYABLE IN COMMON STOCK. If at any time dividends are declared on any class of Common Stock which are payable in shares of Common Stock (or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), such dividends:

                  (i) will be payable at the same rate on all classes of Common Stock; and

                  (ii) will be subject to the following restrictions: (x) dividends payable in shares of Class A Common Stock (or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of such class of Common Stock) will be payable only to holders of Class A Common Stock and (y) dividends payable in shares of Class B Common Stock (or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional

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         shares of such class of Common Stock) will be payable only to holders of Class B Common Stock.

         3.2.3 LIQUIDATION. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, in the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation, all assets and funds of the Corporation remaining, after the payment to the holders of Preferred Stock of the full preferential amounts to which they will be entitled pursuant to the resolution or resolutions creating any series thereof, will be divided and distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

         3.2.4 VOTING.

         (a) VOTING RIGHTS GENERALLY. Except as expressly required by law or as otherwise provided in this Amended and Restated Certificate of Incorporation, all of the voting power of the stockholders of the Corporation will be vested in the record holders of the Common Stock, such holders will be entitled to vote on all matters on which stockholders of the Corporation are entitled to vote (which matters will include, except as otherwise described in this SECTION 3.2.4, approval of any amendments to this Amended and Restated Certificate of Incorporation relating to the dividend rights and restrictions to which holders of Common Stock are entitled or subject) and will be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation ("BYLAWS"), such holders will vote together as a single class, and the affirmative vote of a majority of such class will be required for the approval of any such matter.

         (b) NUMBER OF VOTES. Except as required by law the holders of Common Stock will be entitled to the number of votes per share as follows:

                  (i) each holder of shares of Class A Common Stock is entitled to one (1) vote per share; and

                  (ii) each holder of shares of Class B Common Stock is entitled to two (2) votes per share;

         PROVIDED that, if on the record date for any matter submitted for a vote to the stockholders of the Corporation (x) Coinmach Holdings, LLC, a Delaware limited liability company (or any successor-in-interest thereto) ("HOLDINGS"), (y) any unit holder or other equity security holder of Holdings or "immediate family" member of such unit holder or other equity security holder of Holdings (as such term is defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended), and (z) any "affiliate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") of either Holdings or any unit holder or other equity security holder of Holdings (each of the foregoing persons referred to in clauses (x), (y) and (z) being collectively referred to as the "CLASS B AFFILIATES"), collectively own, beneficially or of record and without duplication, less than 25% in the aggregate of the shares of Voting and Dividend Common Stock outstanding on such record date, then at such time and at all times thereafter, each holder of shares of Class B Common Stock will be entitled to one vote per share.

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         (c) CLASS B COMMON STOCK EXCLUSIVE VOTING RIGHTS. Notwithstanding any
other provision of this Amended and Restated Certificate of Incorporation, only record holders of Class B Common Stock will be entitled to vote to amend provisions of this Amended and Restated Certificate of Incorporation relating to:

                  (A) any change in the number of authorized shares of Class B Common Stock;

                  (B) any change that affects the voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject and does not materially adversely affect the voting or dividend rights or restrictions to which shares of Class A Common Stock are entitled or subject; and

                  (C) the creation of a new class or classes of stock of the Corporation (1) into which any shares of Class B Common Stock may be converted or reclassified or (2) for which any shares of Class B Common Stock may be exchanged, PROVIDED that such a conversion, reclassification or exchange would not (x) result in the issuance of shares of a class or classes of stock which, taking such class or classes as a whole, are entitled to more favorable dividend, voting or redemption rights than the dividend, voting or redemption rights to which the shares of Class B Common Stock that were subject to such conversion, reclassification or exchange, taken as a whole, were entitled immediately prior to such conversion, reclassification or exchange (including the creation of more favorable dividend, voting or redemption rights by reducing the restrictions on the dividend, voting or redemption rights to which shares of Class B Common Stock that were subject to such conversion, reclassification or exchange were subject immediately prior to such conversion, reclassification or exchange) or
         (y) materially adversely affect the voting or dividend rights or restrictions to which shares of Class A Common Stock are entitled or subject.

         Whether a proposed change to this Amended and Restated Certificate of Incorporation (i) affects the voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject and (ii) materially adversely affects the voting or dividend rights or restrictions to which shares of Class A Common Stock are entitled or subject will be determined in good faith by the Board of Directors. If the Board of Directors (i) does not determine that such proposed change will affect the voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject or (ii) determines that such proposed change will affect any of such rights or restrictions solely to which shares of Class B Common Stock are entitled or subject and also determines that such proposed change will materially adversely affect the voting or dividend rights or restrictions solely to which shares of Class A Common Stock are entitled or subject, such proposed change to this Amended and Restated Certificate of Incorporation will be voted upon by all holders of Common Stock in accordance with SECTION 3.2.4(A) hereof.

         The affirmative vote of a majority of all the outstanding shares of Class B Common Stock, voting as a single class, will be required for the approval of any matter with respect to which only holders of Class B Common Stock are entitled to vote.

         (d) CLASS A COMMON STOCK EXCLUSIVE VOTING RIGHTS. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, only record holders of Class A Common Stock will be entitled to vote to amend provisions of this Amended and Restated Certificate of Incorporation relating to any change that materially adversely affects the voting or dividend rights or restrictions solely to which shares of Class A Common Stock are entitled or subject and does not materially adversely affect the voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject.

         Whether a proposed change to this Amended and Restated Certificate of Incorporation materially adversely affects (i) the voting or dividend rights or restrictions solely to which shares of Class A Common Stock are entitled or subject and (ii) the voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject will be determined in good faith by the Board of Directors. If the Board of Directors
(i) does not determine that such proposed change will materially adversely affect the voting or dividend rights or restrictions solely to which shares of Class A Common Stock are entitled or subject or (ii) determines that such proposed change will materially adversely affect any of such rights and

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 restrictions solely to which shares of Class A Common Stock are entitled or subject and also determines that such proposed change will materially adversely affect the voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject, such proposed change to this Amended and Restated Certificate of Incorporation will be voted upon by all holders of Common Stock in accordance with SECTION 3.2.4(A) hereof.

         The affirmative vote of a majority of all the outstanding shares of Class A Common Stock, voting as a single class, will be required for the approval of any matter with respect to which only holders of Class A Common Stock are entitled to vote.

         (e) VOTING OF DIRECTORS. The election of directors submitted to stockholders of the Corporation at any meeting shall be decided by a plurality of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, subject to any voting rights granted to holders of any Preferred Stock. This Amended and Restated Certificate of Incorporation expressly prohibits cumulative voting with respect to the election of directors of the Corporation for all shares of Common Stock entitled to vote thereon.

         3.2.5 SUBDIVISION OR RECOMBINATION.If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of all other classes of Common Stock will be proportionately subdivided or combined.

         3.2.6 REDEMPTION OF CLASS B COMMON STOCK BY HOLDERS THEREOF.

         (a) RIGHT TO REDEEM. To the extent permitted by applicable law and subject to the provisions of this SECTION 3.2.6 and SECTION 3.2.9 hereof, each holder of Class B Common Stock will have the right to require the Corporation, at any time after the date that is six months after the consummation of the IPO and subject to the terms of any then outstanding indebtedness of the Corporation, to redeem the shares of Class B Common Stock held by such holder with the proceeds to the Corporation from the issuance, offer and sale to the public of either of the following securities, or any combination thereof, pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8) filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (collectively, a "REGISTERED OFFERING"):

                  (i) Income Deposit Securities ("IDSS"), each IDS to consist of
         (i) one share of Class A Common Stock and (ii) a senior secured note due 2024 (each, an "UNDERLYING NOTE"); or

                  (ii) shares of Class A Common Stock not in the form of IDSs;

         PROVIDED, however, that no holder of Class B Common Stock will have the right to require the Corporation to redeem the shares of Class B Common Stock held by such holder with the proceeds to the Corporation from its initial public offering of IDSs and separate third party notes not forming a part of IDSs pursuant to the registration statement on Form S-1 (File No. 333-114421) filed with the Securities and Exchange Commission, as amended (the "IPO").

         The Corporation will comply with the requirements of the GCL, any applicable federal and state securities laws and any regulations thereunder, each to the extent such laws and

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regulations are applicable to the redemption of shares of Class B Common Stock in accordance with SECTION 3.2.6 hereof. To the extent the provisions of any such laws or regulations conflict with the provisions of this Amended and Restated Certificate of Incorporation, the Corporation shall comply with such laws or regulations and shall not be deemed to be in violation of this Amended and Restated Certificate of Incorporation by virtue thereof.

         (b)      REDEMPTION PRICE.  In the event of a Registered Offering:

                  (i) solely of IDSs, the redemption price per share of Class B Common Stock will be equal to 55% of the price to the public per IDS offered and sold (the "IDS REDEMPTION PRICE");

                  (ii) solely of shares of Class A Common Stock not in the form of IDSs, the redemption price per share of Class B Common Stock will be equal to the price to the public per share of Class A Common Stock offered and sold (the "CLASS A REDEMPTION PRICE"); or

                  (iii) of a combination of IDSs and shares of Class A Common Stock not in the form of IDSs, the redemption price per share of Class B Common Stock will be equal to: (y) (A) the IDS Redemption Price multiplied by the number of IDSs offered and sold, PLUS (B) the Class A Redemption Price multiplied by the number of separate shares of Class A Common Stock offered and sold, DIVIDED BY (z) the aggregate number of IDSs and separate shares of Class A Common Stock offered and sold (the "COMBINATION REDEMPTION PRICE", and together with the IDS Redemption Price and the Class A Redemption Price, the "REDEMPTION PRICE").

         (c) PRO RATA REDEMPTION. In connection with any redemption of shares of Class B Common Stock, to the extent necessary to maintain compliance with either the terms of any then outstanding indebtedness of the Corporation or SECTION
3.2.9 hereof, the Corporation will reduce, on a PRO RATA basis among the holders of Class B Common Stock electing to exercise redemption rights (in accordance with the number of shares submitted by each such holder for redemption), the number of shares of Class B Common Stock to be redeemed.

         The maximum aggregate redemption price for shares of Class B Common Stock pursuant to such a Registered Offering will be equal to the aggregate gross proceeds from the IDSs and/or separate shares of Class A Common Stock that were offered and sold, MINUS aggregate underwriting discounts and commissions and fees and expenses with respect to the offer and sale (the "MAXIMUM AGGREGATE REDEMPTION PRICE"). In the event holders of Class B Common Stock elect to redeem a number of shares of Class B Common Stock having an aggregate potential redemption price that is greater than the Maximum Aggregate Redemption Price, such redemption will be made on a PRO RATA basis among those holders of Class B Common Stock that elected to exercise such redemption rights (in accordance with the number of shares submitted by each such holder for redemption).

         Any shares of Class B Common Stock not redeemed as a result of the provisions of this SECTION 3.2.6(C) will maintain the dividend, voting, redemption and other rights and restrictions to which such shares of Class B Common Stock are entitled or subject.

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         (d) REDEMPTION NOTICE. Upon the filing by the Corporation of a registration statement in connection with a Registered Offering, written notice (the "REDEMPTION NOTICE") will be mailed by the Corporation by certified mail, postage prepaid, to each holder of record of Class B Common Stock at its address shown on the records of the Corporation. The Redemption Notice shall include the following information:

                  (i) the number of shares of Class B Common Stock held by the holder and the total number of shares of Class B Common Stock outstanding;

                  (ii) notification of the filing of the registration statement, the date such registration statement was filed, and the number and type of securities to be included in the Registered Offering pursuant to such registration statement;

                  (iii) the formula for determining the Redemption Price applicable to such Registered Offering as described in SECTION 3.2.6(B) hereof;

                  (iv) that the date of redemption of the Class B Common Stock will be not less than one (1) and not more than twenty (20) days immediately following completion of such Registered Offering (the "REDEMPTION DATE");

                  (v) that to receive the funds payable to such holder upon the completion of the Registered Offering, such holder must surrender to the Corporation at the designated office of the redemption agent designated for the redemption of the Class B Common Stock (the "REDEMPTION AGENT") and at or prior to the time designated in such notice, the holder's certificate or certificates representing the shares of Class B Common Stock;

                  (vi) that such holder must deliver written notice (a "REDEMPTION PARTICIPATION NOTICE") to the Corporation of its election to redeem the shares of Class B Common Stock held by it within 10 days of the date of such Redemption Notice from the Corporation;

                  (vii) that such Redemption Participation Notice must indicate the number of shares of Class B Common Stock to be redeemed by such holder;

                  (viii) that the number of shares of Class B Common Stock submitted for redemption by such holder may be reduced PRO RATA by the Corporation in accordance with either SECTION 3.2.6(C) or SECTION 3.2.9 hereof;

                  (ix) that to the extent any shares of Class B Common Stock do not participate in such redemption, such shares may, after giving effect to the reduction in shares of Class B Common Stock pursuant to such redemption, be subject to the restrictions of SECTION 3.2.9 hereof in any subsequent redemption of shares of Class B Common Stock;

                  (x) that the right of any holder of Class B Common Stock to require the redemption of such shares of Class B Common Stock, and the ability of the Corporation to effect such redemption, may be subject to the terms of the then outstanding indebtedness of the Corporation;

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                  (xi) (A) a description of the right of any holder of Class B
         Common Stock to rescind its election to redeem its shares of Class B Common Stock in accordance with SECTION 3.2.6(H) hereof and (B) the amount that is 55% of the Daily Market Price of an IDS outstanding at the close of business on the first Trading Day immediately preceding the date of the Redemption Notice or, if on such date (x) all IDSs are separated or (y) all then outstanding IDSs are not listed on any national or regional securities exchange or the Nasdaq National Market, the Daily Market Price of one share of Class A Common Stock as of the close of business on such date; and

                  (xii) that such redemption of shares of Class B Common Stock is expressly conditioned upon the consummation of such Registered Offering in accordance with SECTION 3.2.6(F) hereof.

         (e) PAYMENT AND SURRENDER OF CLASS B COMMON STOCK. On or prior to the date specified in the Redemption Notice, each holder of Class B Common Stock electing to redeem all or a portion of such holder's Class B Common Stock pursuant to SECTION 3.2.6 hereof will surrender during normal business hours the certificate or certificates representing such shares along with a completed Redemption Participation Notice to the Corporation at the designated office of the Redemption Agent. On the Redemption Date the Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired. As promptly as practicable following payment of the Redemption Price, the Corporation will issue certificates for the balance of the Class B Common Stock in any case in which fewer than all of the shares of Class B Common Stock represented by a certificate were redeemed.

         (f) FAILURE TO COMPLETE REGISTERED OFFERING. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the redemption of shares of Class B Common Stock pursuant to the redemption rights described in SECTION 3.2.6 hereof is expressly conditioned upon the completion of the Registered Offering that triggered such redemption rights.

         Upon the failure to consummate such Registered Offering, any and all redemption rights exercised in connection therewith shall be void AB INITIO without any further action by the Corporation or the holders of Class B Common Stock that exercised such redemption rights and without any further liability to the Corporation or such holders of Class B Common Stock and without any further recourse to such holders of Class B Common Stock; PROVIDED that a determination that such Registered Offering has failed to be consummated will only be made upon the withdrawal of the registration statement filed with the Securities and Exchange Commission in connection with such Registered Offering. As promptly as practicable following the withdrawal of such registration statement, all certificates representing shares of Class B Common Stock previously submitted for redemption will be returned to the holders of such shares of Class B Common Stock.

         (g) NOTICE OF REDEMPTION PRICE. No later than the close of business on the Business Day immediately following the date of determination of the Redemption Price, the Corporation shall provide notice of such Redemption Price to the holders of Class B Common Stock (the "REDEMPTION PRICE NOTICE DATE"). The issuance of a press release or the filing of a Current

Report on Form 8-K under the Exchange Act by the Corporation disclosing such Redemption Price shall be considered provision of notice of such Redemption Price to the holders of Class B Common Stock in compliance with this Amended and Restated Certificate of Incorporation.

         (h) RIGHT TO RESCIND ELECTION TO REDEEM SHARES OF CLASS B COMMON STOCK. In the event the Redemption Price is less than:

                  (i) 95% of an amount equal to 55% of the Daily Market Price of an IDS outstanding at the close of business on the first Trading Day immediately preceding the date of the Redemption Notice, or

                  (ii) if on the first Trading Day immediately preceding the date of the Redemption Notice (x) all IDSs are separated or (y) all then outstanding IDSs are not listed on any national or regional securities exchange or the Nasdaq National Market, 95% of an amount equal to the Daily Market Price of one share of Class A Common Stock as of the close of business on such date;

         then holders of Class B Common Stock may rescind, in whole or in part, their election to redeem shares of Class B Common Stock.

         In order to exercise such rescission rights, such holder must deliver written notice of such rescission (a "RESCISSION Notice") to the Corporation at the designated office of the Redemption Agent no later than the close of business on the date that is three Business Days after the Redemption Price Notice Date (such date being referred to as the "REDEMPTION RESCISSION DEADLINE"), indicating the number of shares of Class B Common Stock subject to rescission by such holder. In the event such Rescission Notice does not indicate the number of shares of Class B Common Stock subject to rescission, such Rescission Notice shall automatically be deemed to apply to all shares of Class B Common Stock previously submitted for redemption by such holder.

         As promptly as practicable after receipt by the Corporation of a Rescission Notice in accordance with this SECTION 3.2.6(H) to rescind the redemption of all shares of Class B Common Stock previously submitted for redemption, all certificates previously surrendered representing shares of Class B Common Stock submitted for redemption will be returned to the holder providing such Rescission Notice.

         In the event the Corporation receives a Rescission Notice in accordance with this SECTION 3.2.6(H) to rescind the redemption of fewer than all shares of Class B Common Stock previously submitted for redemption, the Corporation will:

                  (i) as promptly as practicable, return to the holder any certificates previously surrendered which do not represent any shares of Class B Common Stock that were (A) submitted for redemption and (B) were not subject to such Rescission Notice; and

                  (ii) (A) on the Redemption Date, cancel and retire certificates previously surrendered which represent shares of Class B Common Stock that were (x) submitted for redemption and (y) were not subject to such Rescission Notice, and (B) as promptly as practicable, issue new certificates for the balance of shares of Class B Common Stock represented by such certificate that were not redeemed.

          (i) EFFECTIVENESS OF REDEMPTION. The redemption of shares of Class B Common Stock shall be deemed effective immediately prior to the close of business on the date that the Registered Offering is consummated and a sum sufficient to redeem such shares has been set aside or irrevocably deposited by the Corporation to pay the Redemption Price to the redeeming holders of Class B Common Stock.

         Upon the effectiveness of such redemption, any Class B Common Stock rights with respect to redemptions, dividends, voting or any other matter will immediately expire, PROVIDED, however that in the event such redemption occurs subsequent to the record date for a determination of stockholders of the Corporation entitled to (x) a dividend payment, (y) vote on any matter to be submitted to stockholders or (z) rights with respect to any other matter, the holder of such shares as of such record date will maintain the stock rights with respect to such dividend, vote or other matter.

         3.2.7 REDEMPTION OF CLASS B COMMON STOCK BY THE CORPORATION.

         (a) RIGHT TO REDEEM. To the extent permitted by applicable law and subject to the provisions of this SECTION 3.2.7 and SECTION 3.2.9 hereof, the Corporation will have the right, at any time after the date that is six months after the consummation of the IPO and subject to the terms of any then outstanding indebtedness of the Corporation, to redeem all or a portion of the shares of Class B Common Stock then outstanding (a "CORPORATION REDEMPTION"). In the event less than all of the shares of Class B Common Stock are redeemed, whether as a result of election by the Corporation or compliance with the terms of this Amended and Restated Certificate of Incorporation or the terms of any then outstanding indebtedness of the Corporation, such Corporation Redemption will be made on a PRO RATA basis among the outstanding shares of Class B Common Stock.

         The Corporation will comply with the requirements of the GCL, any applicable federal and state securities laws and any regulations thereunder, each to the extent such laws and regulations are applicable to the redemption of shares of Class B Common Stock in accordance with SECTION 3.2.7 hereof. To the extent the provisions of any such laws or regulations conflict with the provisions of this Amended and Restated Certificate of Incorporation, the Corporation shall comply with such laws or regulations and shall not be deemed to be in violation of this Amended and Restated Certificate of Incorporation by virtue thereof.

         (b) CORPORATION REDEMPTION PRICE. In the event of a Corporation Redemption, the redemption price per share of Class B Common Stock (the "CORPORATION REDEMPTION PRICE") will be:

                  (i) equal to 55% of the average Daily Market Price of an IDS outstanding at the close of business for each of the fifteen Trading Days immediately preceding the date of consummation of the redemption by the Corporation (the "CORPORATION REDEMPTION DATE"), or

                  (ii) if on any of the fifteen Trading Days immediately preceding the Corporation Redemption Date (x) all IDSs are separated or
         (y) all then outstanding IDSs are not listed on any national or regional securities exchange or the Nasdaq National Market, the Daily Market Price to be used for such day 95% of an amount equal to the Daily Market Price of one share of Class A Common Stock as of the close of business on such date.

          (c) PUBLIC ANNOUNCEMENT OF CORPORATION REDEMPTION. No more than 75 days and no fewer than 45 days prior to a Corporation Redemption, the Corporation will make a public announcement of its intent to effect a Corporation Redemption (a "CORPORATION REDEMPTION PUBLIC ANNOUNCEMENT"). Such Corporation Redemption Public Announcement shall not be binding on the Corporation. The issuance of a press release or the filing of a Current Report on Form 8-K under the Exchange Act by the Corporation disclosing such intent shall be deemed to satisfy the requirement to make a Corporation Redemption Public Announcement.

         Notwithstanding the foregoing, if (i) the Corporation intends to effect a Corporation Redemption with the proceeds of a Registered Offering of its securities and (ii) the Corporation, upon the advice of counsel to the Corporation, determines in good faith that making a Corporation Redemption Public Announcement prior to the filing of a registration statement in connection with the Registered Offering may violate applicable federal or state securities laws or other applicable law, then the Corporation need not make a Corporation Redemption Public Announcement until the later of (x) the date that is 45 days prior to a Corporation Redemption and (y) the date of the fling of such registration statement in connection with such Registered Offering.

         (d) NOTICE TO HOLDERS OF CLASS B COMMON STOCK OF CORPORATION REDEMPTION. Within ten days of a Corporation Redemption Public Announcement, written notice (the "CORPORATION REDEMPTION NOTICE") will be mailed by the Corporation by certified mail, postage prepaid, to each holder of record of Class B Common Stock at its address shown on the records of the Corporation, PROVIDED however, that if the Corporation intends to effect a Corporation Redemption with the proceeds from any transaction that has not been consummated at the time of the Corporation Redemption Public Announcement, including but not limited to a sale of assets or registered offering of the Corporation's securities, the Corporation Redemption Notice need not be mailed by the Corporation until the consummation of such transaction and the receipt by the Corporation of proceeds therefrom. The Corporation Redemption Notice shall include the following information:

                  (i) the number of shares of Class B Common Stock held by the holder and the total number of shares of Class B Common Stock outstanding;

                  (ii) notification of the number of shares of Class B Common Stock that are expected to be redeemed in connection with the Corporation Redemption, assuming a specific Corporation Redemption Price;

                  (iii) the formula for determining the Corporation Redemption Price applicable to such Registered Offering as described in SECTION 3.2.7(B) hereof and that the number of shares of Class B Common Stock actually redeemed may vary depending on the Corporation Redemption Price;

                  (iv) that unless the certificates representing such shares of Class B Common Stock are lost, stolen or destroyed (in which case the Corporation may require the execution and delivery by the owner of an attestation to the alleged loss, theft or destruction of such certificate as well as undertake other measures described in the Bylaws), such holder must surrender to the Corporation at the designated office of the Redemption Agent at or prior to the time designated in such notice, the holder's certificate or certificates representing the shares of Class B Common Stock;

                  (v) that failure by a holder to surrender certificates representing shares of Class B Common Stock that have not been lost, stolen or destroyed will not prevent a Corporation Redemption of such shares, although such failure may prevent such holder from receiving the Corporation Redemption Price for shares so redeemed;

                  (vi) that upon the Corporation Redemption of such shares of Class B Common Stock, such holder's ownership in the shares of Class B Common Stock will be removed from the stock ledger and other stockholder record books of the Corporation, including stockholder record books maintained by the Corporation's transfer agent and/or registrar, if any, for the Class B Common Stock; and

                  (vii) that to the extent any shares of Class B Common Stock are not redeemed in the Corporation Redemption, such shares may, after giving effect to the reduction in shares of Class B Common Stock pursuant to such Corporation Redemption, be subject to the restrictions of SECTION 3.2.9 hereof in any subsequent redemption of shares of Class B Common Stock.

          (e) PAYMENT AND SURRENDER OF CLASS B COMMON STOCK. On or prior to the date specified in the Corporation Redemption Notice, each holder of Class B Common Stock must surrender during normal business hours the certificate or certificates representing such shares at the designated office of the Redemption Agent (the "CERTIFICATE DELIVERY DEADLINE"). On the Corporation Redemption Date the Corporation Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired. As promptly as practicable following payment of the Corporation Redemption Price, the Corporation will issue certificates for the balance of the Class B Common Stock in any case in which fewer than all of the shares of Class B Common Stock represented by a certificate were redeemed.

         Failure of a holder to surrender such certificate or certificates prior to the Certificate Delivery Deadline (a "CERTIFICATE DELIVERY FAILURE") will not prevent a Corporation Redemption of the shares represented by such certificate or certificates. However, unless such certificates have been lost, stolen or destroyed (in which case the Corporation may require the execution and delivery by the owner to the Corporation of an attestation to the alleged loss, theft or destruction of such certificate as well as a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate), the Corporation may withhold payment to such holder or owner of the Corporation

Redemption Price for shares so redeemed unless and until such certificate or certificates are surrendered.

         (f) EFFECTIVENESS OF REDEMPTION. The Corporation Redemption of shares of Class B Common Stock shall be deemed effective immediately prior to the close of business on the date that the Registered Offering is consummated and a sum sufficient to redeem such shares has been set aside or irrevocably deposited by the Corporation to pay the Corporation Redemption Price to the redeemed holders of Class B Common Stock.

         Upon the effectiveness of such Corporation Redemption, any Class B Common Stock rights with respect to redemptions, dividends, voting or any other matter will immediately expire, PROVIDED, however that:

                  (i) in the event such Corporation Redemption occurs subsequent to the record date for a determination of stockholders of the Corporation entitled to (x) a dividend payment, (y) vote on any matter to be submitted to stockholders or (z) rights with respect to any other matter, the holder of such shares as of such record date will maintain the stock rights with respect to such dividend, vote or other matter; and

                  (ii) in the event the Corporation withheld payment of the Corporation Redemption Price to a holder or owner as a result of a Certificate Delivery Failure, such holder or owner will, upon surrender of such certificate or certificates, be entitled to payment of such Corporation Redemption Price (and no additional amounts) with respect to the shares of Class B Common Stock previously redeemed as promptly as practicable.

         3.2.8  TRANSFER OF CLASS B COMMON STOCK.

         (a) DETERMINATION OF CLASS B AFFILIATES. In the event of any ambiguity or disagreement:

                  (i) as to whether a purchaser or other transferee of shares of Class B Common Stock is a Class B Affiliate, or

                  (ii) as to whether any shares of Class B Common Stock are "beneficially owned" (as determined under Rule 13d-3 of the Exchange
         Act) or owned of record by a person other than a Class B Affiliate (including a person that has ceased to be a Class B Affiliate),

         then, in each case, a determination will be made by the Board of Directors or the Secretary of the Corporation as to whether such purchaser or transferee or beneficial owner, as the case may be, is a Class B Affiliate, which determination shall be conclusive.

         (b) PLEDGE OF CLASS B COMMON STOCK AS COLLATERAL. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, any holder of Class B Common Stock may pledge such holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee and such pledgee shall not be considered the beneficial owner of such securities, PROVIDED that such shares shall not be transferred to, registered in the name of or voted by the pledgee. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock will be considered to be beneficially owned by such pledgee.

         3.2.9 RESTRICTIONS ON REDEMPTION OF CLASS B COMMON STOCK. At all times during the two year period following the date of consummation of the IPO (the "POST-IPO PERIOD"), a number of shares of Class B Common Stock at least equal to ten percent (10%) of the total outstanding shares of Common Stock must remain outstanding at all times. Therefore, notwithstanding any provision of this Amended and Restated Certificate of Incorporation to the contrary, during the Post-IPO Period no redemption of Class B Common Stock may be effected if, as a result of such redemption, the number of outstanding shares of Class B Common Stock would equal less than ten percent (10%) of the total outstanding shares of Common Stock.

         3.2.10 NO PREEMPTIVE RIGHTS. No holder of any shares of Common Stock shall have any preemptive right to subscribe for or to purchase any shares of Common Stock of the Corporation.

         3.2.11 RIGHTS UPON MERGER OR CONSOLIDATION, SALE OF ASSETS, REORGANIZATIONS, ETC. In case at any time the Corporation shall be a party to any transaction (including without limitation a merger or consolidation of the Corporation or a sale of all or substantially all of the Corporation's assets) in connection with which shares of Common Stock then outstanding are converted into or exchangeable for shares of other stock or securities, cash and/or other property, then as a condition to the consummation of such transaction, lawful and adequate provisions shall be made so that all holders of Common Stock, regardless of class, will be entitled to receive either: (a) the same kind and amount of shares of stock and other securities and property, PROVIDED that if shares of Common Stock are converted into or exchanged for shares of capital stock, the capital stock may differ to the extent that the Class A Common Stock and the Class B Common Stock differ as provided for in this Amended and Restated Certificate of Incorporation, or (b) if holders of each class of Common Stock receive different distributions, then the holders shall receive a distribution equal to the value per share into which each share of any other class of Common Stock is converted or exchanged, as determined by an independent investment banking firm of national reputation selected by the Board of Directors.

         In case at any time shares of Common Stock shall be converted into or exchanged for different securities of the Corporation then, as a condition to the consummation of such transaction, lawful and adequate provisions shall be made so that all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of such different securities, PROVIDED that if shares of Common Stock are converted into or exchanged for shares of capital stock of the Corporation, the capital stock may differ to the extent that the Class A Common Stock and the Class B Common Stock differ as provided for in this Amended and Restated Certificate of Incorporation, PROVIDED HOWEVER that if a conversion, reclassification or exchange of shares of Class B Common Stock into or with shares of a new class or classes of stock of the Corporation occurs, and such conversion, reclassification or exchange satisfies the conditions with respect to (x) the stock rights to which such new class or classes of stock are entitled and (y) the stock rights or restrictions to which shares of Class A Common Stock are entitled or subject, all as set forth in the proviso contained in clause (C) or Section 3.2.4(c) hereof, then the requirements of this paragraph shall not apply with respect to such conversion, reclassification or exchange.

SECTION 3.3 PREFERRED STOCK.

         Shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors is authorized, subject to the limitations provided by law, to establish and designate series of Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the relative powers, rights, preferences and limitations of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series (but not below the number of shares of that series then outstanding). In the event that the number of shares of any series of Preferred Stock is so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

                                   ARTICLE IV
                      STOCKHOLDER MEETINGS; CORPORATE BOOKS

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

                                    ARTICLE V
                               BOARD OF DIRECTORS

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which constitute the whole Board of Directors of the Corporation will be designated in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

                                   ARTICLE VI
         LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION AND INSURANCE

SECTION 6.1 LIMITATION ON LIABILITY.

         Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; PROVIDED that nothing contained in this Article VI shall eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which a director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this Article VI the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SECTION 6.2 INDEMNIFICATION

         (a) INDEMNIFICATION IN ACTIONS SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. The Corporation will indemnify and hold harmless, to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently in effect (or as any of such laws may be amended, but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (and the heirs, executors or administrators of such person) who was or is made a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding (collectively, a "PROCEEDING"), whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (and the Corporation, in the discretion of the Board of Directors, may so indemnify any person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability, loss or expense (including attorneys fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in respect thereof, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceedings, had reasonable cause to believe that the person's conduct was unlawful. Notwithstanding the foregoing, the Corporation shall indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such proceeding was authorized by the Board of Directors.

         (b) INDEMNIFICATION IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation will indemnify and hold harmless, to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently in effect (or as any of such laws may be amended, but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (and the heirs, executors or administrators of such person) who was or is made a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (and the Corporation, in the discretion of the Board of Directors, may so indemnify any person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability, loss or expense (including attorneys fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in respect thereof, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c)      AUTHORIZATION OF INDEMNIFICATION.

                  (i) DETERMINATION OF CONDUCT. Any indemnification under this
         Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth Section 6.2(a) and (b) hereof, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former officer or director of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against any liability, loss or expenses as described in Section 6.2(a) and (b) hereof actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

                  (ii) GOOD FAITH DEFINED. For purposes of any determination under Section 6.2(c) hereof, a person shall be deemed to have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable case by the Corporation or another enterprise. The provisions of this Section 6.2(c)(ii) shall not be deemed to be exclusive or limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set firth in Sections 6.2(a) and (b) hereof, as the case may be.

         (d) ACTION BY CLAIMANT FOR PAYMENT. If a claim under this Article VI is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by Section 6.3 hereof has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and this Article VI for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 6.3 ADVANCEMENT OF EXPENSES.

         (a) DIRECTORS AND OFFICERS. Expenses (including but not limited to attorney's fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification under this Article VI, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

         (b) FORMER DIRECTORS AND OFFICERS; OTHER EMPLOYEES AND AGENTS. Expenses (including but not limited to attorney's fees) incurred by (i) a former director or officer or (ii) other employees or agents for whom the Board of Directors has, in its discretion, authorized indemnification, in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Corporation upon such terms and conditions, if any, as the Corporation deems appropriate.

SECTION 6.4 CONTRACTUAL NATURE OF RIGHTS.

         The right to indemnification conferred by this Article VI will be deemed to be a contract between the Corporation and each person referred to herein and shall inure to the benefit of the heirs, executors and administrators of such person and will not affect any other contractual rights to which any such person is entitled.

         Neither the amendment, change, alteration nor repeal of this Article VI, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the GCL, any modification of law, will eliminate, affect or reduce the effect of this
Article VI or the rights or obligations or any protections afforded under this
Article VI in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification or any state of facts whatsoever then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

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
SECTION 6.5 RELIANCE.

         Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director or officer of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity and other rights contained in this Article VI in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VI shall apply to claims made arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption of this Amended and Restated Certificate of Incorporation.

SECTION 6.6 NON-EXCLUSIVITY OF RIGHTS.

         The right to indemnification and payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Article VI will not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-law, agreement, contract, vote of stockholders or disinterested directors, or otherwise.

SECTION 6.7 ADDITIONAL INDEMNIFICATION.

         The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors will determine to be appropriate and authorized by GCL.

SECTION 6.8 INSURANCE.

         The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI, the GCL, or otherwise.

                                   ARTICLE VII
                        AMENDMENT OF CORPORATE DOCUMENTS

SECTION 7.1 CERTIFICATE OF INCORPORATION.

          The Corporation reserves the right to repeal, alter or amend this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

SECTION 7.2 BYLAWS.

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

         The Board of Directors is authorized to make, amend, alter, change, supplement or repeal the Bylaws without a stockholder vote in any manner not inconsistent with the GCL or this Amended and Restated Certificate of Incorporation.

         Any amendment by stockholder action of the Bylaws of the Corporation or this Amended and Restated Certificate of Incorporation will require the approval of a majority of the outstanding Common Stock entitled to vote.

                                  ARTICLE VIII
                                   DEFINITIONS

         "Board of Directors" shall have the meaning set forth in Section 3.1 of
Article III hereof.

         "Business Day" means any day other than a Saturday, Sunday or a Federal holiday.

         "Bylaws" shall have the meaning set forth in Section 3.2.4(a) of
Article III hereof.

         "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of such Person.

         "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Corporation or any of its Subsidiaries in each case taken at the amount thereof that should be accounted for as liabilities in accordance with GAAP.

         "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and banker acceptances of any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank or Bank, an "APPROVED BANK"), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, as the case may be, and in each case maturing within twelve months after the date of acquisition,
(iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition having one of the two highest ratings obtainable from either S&P or Moody's, (v) any repurchase agreement entered into with any Approved Bank which is secured by any obligation of the type described in any of clauses (i) through (iii) and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

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

         "Certificate Delivery Deadline" shall have the meaning set forth in
Section 3.2.7(e) of Article III hereof.

         "Certificate Delivery Failure" shall have the meaning set forth in
Section 3.2.7(e) of Article III hereof.

         "Class A Common Stock" shall have the meaning set forth in Section 3.1 of Article III hereof.

          "Class A Redemption Price" shall have the meaning set forth in Section 3.2.6(b) of Article III hereof.

          "Class B Affiliates" shall have the meaning set forth in Section 3.2.4(b) of Article III hereof.

         "Class B Common Stock" shall have the meaning set forth in Section 3.1 of Article III hereof.

         "Combination Redemption Price" shall have the meaning set forth in
Section 3.2.6(b) of Article III hereof.

         "Common Stock" shall have the meaning set forth in Section 3.1 of
Article III hereof.

         "Consolidated EBIT" shall mean, for any fiscal year, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for cash taxes based on income, (iii) Consolidated Net Cash Interest Expense, (iv) the amount of amortization or write-off of deferred financing costs, termination costs and debt issuance costs during such period and any premium or penalty paid in connection with redeeming or retiring indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness to the extent deducted in determining Consolidated Net Income, (v) other non-recurring transaction costs and expenses, including but not limited to interest expenses and swap termination costs to the extent deducted in determining Consolidated Net Income, and (vi) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring losses less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring gains, all as determined on a consolidated basis in accordance with GAAP.

           "Consolidated EBITDA" shall mean, for any fiscal year, the sum of the amounts for such fiscal year of (i) Consolidated EBIT, (ii) depreciation expense, (iii) amortization expense and (iv) without duplication, all other non-cash charges (including non-cash compensation expenses relating to employee stock options and management loan forgiveness) included in determining Consolidated Net Income during such fiscal year, all as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Indebtedness" shall mean an amount equal to the outstanding principal amount of all Indebtedness of the Corporation and its Subsidiaries, determined in accordance with GAAP.

         "Consolidated Net Cash Interest Expense" shall mean, for any fiscal year, without duplication, the total consolidated cash interest expense of the Corporation and its Consolidated Subsidiaries on a consolidated basis for such period plus, without duplication, that portion of Capitalized Lease Obligations of the Corporation and its Consolidated Subsidiaries representing the interest factor for such period, in each case net of the total consolidated cash interest income of the Corporation and its Consolidated Subsidiaries for such period, but excluding the amount of amortization or write-off of deferred financing costs, termination costs and debt issuance costs during such period, other non-recurring transaction costs and expenses, including but not limited to interest expenses and swap termination costs to the extent included in such consolidated cash interest expense for such period, and any premium or penalty paid in connection with redeeming or retiring indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness to the extent deducted in determining Consolidated Net Income.

         "Consolidated Net Income" shall mean, for any period, the consolidated net after tax income of the Corporation and its Consolidated Subsidiaries determined in accordance with GAAP.

         "Consolidated Subsidiaries" of any Person shall mean all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Corporation" shall have the meaning set forth in Article I hereof.

         "Corporation Redemption" shall have the meaning set forth in Section 3.2.7(a) of Article III hereof.

         "Corporation Redemption Date" shall have the meaning set forth in
Section 3.2.7(b) of Article III hereof.

         "Corporation Redemption Notice" shall have the meaning set forth in
Section 3.2.7(d) of Article III hereof.

         "Corporation Redemption Price" shall have the meaning set forth in
Section 3.2.7(b) of Article III hereof.

         "Corporation Redemption Public Announcement" shall have the meaning set forth in Section 3.2.7(c) of Article III hereof.

          "Daily Market Price" of a security on any date of determination means:

                  (a) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the American Stock Exchange on such date;

                  (b) if such security is not listed for trading on the American Stock Exchange on any such date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which such security is so listed;

                  (c) if such security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

                  (d) if such security is not so reported, the last price quoted by Interactive Data Corporation for such security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by the Corporation;

                  (e) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from at least two dealers recognized as market-makers for such security; or

                  (f) if such security is not so quoted, the average of the last bid and ask prices for such security from a dealer engaged in the trading of such securities.

         "Domestic Subsidiary" shall mean those Subsidiaries of the Corporation that are organized under the laws of the United States, one of the states of the United States of America or the District of Columbia.

         "Exchange Act" shall have the meaning set forth in Section 3.2.4(b) of
Article III hereof.

         "fiscal year" shall mean the fiscal year of the Corporation.

         "Foreign Subsidiaries" shall mean those Subsidiaries of the Corporation that are not Domestic Subsidiaries.

         "GAAP" shall mean generally accepted accounting principles in the United States.

          "GCL" shall have the meaning set forth in Article II hereof.

         "Holdings" shall have the meaning set forth in Section 3.2.4(b) of
Article III hereof.

         "IDS" shall have the meaning set forth in Section 3.2.6(a) of Article III hereof.

         "IDS Redemption Price" shall have the meaning set forth in Section 3.2.6(b) of Article III hereof.

         "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, or for the deferred purchase price of property or services, (iii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iv) all Indebtedness of the types described in clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (v) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (vi) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted; i.e., take-or-pay and similar obligations, (vii) all Contingent Obligations of such Person and (viii) all payment obligations under any Interest Rate Protection Agreement or Other Hedging Agreements or under any similar type of agreement.

         "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

         "IPO" shall have the meaning set forth in Section 3.2.6(a) of Article III hereof.

         "Leverage Ratio" for any fiscal year shall mean (i) the ratio of Consolidated Indebtedness of the Corporation on the last day of such fiscal year minus the amount, as of such day, of cash and Cash Equivalents held by the Corporation and its Consolidated Subsidiaries in excess of $25.0 million to (y) Consolidated EBITDA of the Corporation for such fiscal year, with such Leverage Ratio to be determined on a pro forma basis as if any Permitted Acquisition that occurred during or subsequent to such fiscal year (and the incurrence, assumption and/or repayment of any Indebtedness in connection with any such Permitted Acquisition), as the case may be, had occurred on the first day of such fiscal year (and such Indebtedness, if any, had remained outstanding (or had not been outstanding, as the case may be) throughout such fiscal year) it being understood that in calculating the Leverage Ratio in connection with each and every Permitted Acquisition, Consolidated EBITDA shall include the results of operations of the Person or assets acquired pursuant to each such Permitted Acquisition on a pro forma basis as if such acquisition had occurred on the first day of the respective fiscal year and shall include any conforming accounting adjustments made in connection therewith, including any Permitted Acquisition Cost-Savings.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, attachments, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing) including any agreement to give any of the foregoing.

         "Maximum Aggregate Redemption Price" shall have the meaning set forth in Section 3.2.6(c) of Article III hereof.

         "Other Hedging Agreement" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

         "Outstanding Common Stock" shall have the meaning set forth in Section 3.2.1(b) of Article III hereof.

         "Permitted Acquisition" shall mean (a) the merger or consolidation of any Person into the Corporation or any Wholly Owned Subsidiary of the Corporation or (b) the acquisition by the Corporation or any Wholly Owned Subsidiary of the Corporation of all or substantially all of the assets of any Person (or all or substantially all of the assets of a product line or division of any Person) not already a Subsidiary of the Corporation or 100% of the capital stock of any such Person.

         "Permitted Acquisition Cost-Savings" shall mean certain cost-savings adjustments reasonably anticipated by the Corporation to be achieved in connection with Permitted Acquisitions and may be (i) made in accordance with Regulation S-X, (ii) verified by Ernst & Young L.L.P., or another nationally recognized accounting firm, and (iii) not in excess of 10% of pro forma actual Consolidated EBITDA without regard to such cost-savings; provided, however, that all such Permitted Acquisition Cost-Savings shall be estimated on a good-faith basis by the Corporation and shall be reduced by (x) one half, six months following each such Permitted Acquisition, (y) an additional one quarter, nine months following each such Permitted Acquisition and (z) an additional one quarter, twelve months following each such Permitted Acquisition.

         "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

         "Post-IPO Period" shall have the meaning set forth in Section 3.2.9 of
Article III hereof.

         "Preferred Stock" shall have the meaning set forth in Section 3.1 of
Article III hereof.

         "Proceeding" shall have the meaning set forth in Section 6.2(a) of
Article VI hereof.

         "Redemption Agent" shall have the meaning set forth in Section 3.2.6(d) of Article III hereof.

         "Redemption Date" shall have the meaning set forth in Section 3.2.6(d) of Article III hereof.

         "Redemption Notice" shall have the meaning set forth in Section 3.2.6(d) of Article III hereof.

         "Redemption Participation Notice" shall have the meaning set forth in
Section 3.2.6(d) of Article III hereof.

         "Redemption Price" shall have the meaning set forth in Section 3.2.6(b) of Article III hereof.

         "Redemption Price Notice Date" shall have the meaning set forth in
Section 3.2.6(g) of Article III hereof.

         "Redemption Rescission Deadline" shall have the meaning set forth in
Section 3.2.6(h) of Article III hereof.

         "Registered Offering" shall have the meaning set forth in Section 3.2.6(a) of Article III hereof.

         "Rescission Notice" shall have the meaning set forth in Section 3.2.6(h) of Article III hereof.

         "Subsidiary" of any Person shall mean (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

         "Trading Day" for any security means a day during which (a) trading in securities generally occurs on the on the national or regional securities exchange on which such security then is listed or admitted for trading or (b) if such security is not so traded or listed, trading in securities generally occurs on the principal other market on which such security is then traded or quoted or
(c) if such security is not so listed, traded or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

         "Underlying Note" shall have the meaning set forth in Section 3.2.6(a) of Article III hereof.

         "Wholly Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares or, with respect to any Foreign Subsidiary, an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         I, THE UNDERSIGNED, do make this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my signature as of , 2004.

                                               By: __________________________
                                                   Name:
                                                   Title:


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